                                                                  Exhibit (a)(8)

  GRANT DETAIL REPORT

                                                                 Microtune, Inc.

                                  FROM // TO //

                                      AS OF


 Option Holder                                                                        Expired,
      Name                                                               Subject to Cancelled or             Outstanding Oustanding
 Plan/Next Vest  Grant No. Type Grant Date Shares Price Vested Exercised Repurchase   Amended    Outstanding  Un-Vested  Exercisable
 --------------  --------- ---- ---------- ------ ----- ------ --------- ----------   -------    -----------  ---------  -----------

  If your employment is terminated, Outstanding Un-Vested shares as of the date of termination are automatically cancelled.
  If you have more than one grant, numbers in brackets [_] represent Weighted Average Price per Share.